[GTECH LOGO]                                                       EXHIBIT 10.27

                            AGREEMENT NO. 530133-7202

                                 BY AND BETWEEN

                                GTECH CORPORATION
                                55 TECHNOLOGY WAY
                       WEST GREENWICH, RHODE ISLAND 02817

                                       AND

                       TRANSACT TECHNOLOGIES INCORPORATED
                                  7 LASER LANE
                              WALLINGFORD, CT 06492

                               For the Purchase of

                              GTECH Model GLP305/SA

GTECH REPRESENTATIVES:                      VENDOR REPRESENTATIVES

              John Picard                               Mark Bauer
----------------------------------          ------------------------------------

                    GTECH CORPORATION OEM PURCHASE AGREEMENT


1.    TERMS AND CONDITIONS                                                         5

      1.1      Products                                                            5

      1.2      Services                                                            5

      1.3      OEM Purchases                                                       5

      1.4      No Minimum Commitment; No Exclusivity                               5

      1.5      Spare Parts                                                         5

2.    ORDERING                                                                     6

      2.1      Purchase Orders                                                     6

      2.2      Lead Time                                                           6

      2.3      Priority Orders                                                     6

      2.4      Rescheduling                                                        6


      2.5      Cancellation for Convenience                                        6

      2.6      Forecast                                                            7

3.    SHIPPING, PACKAGING, DELIVERY                                                7

      3.1      F.O.B.; Title; Risk of Loss                                         7

      3.2      Shipment                                                            7

      3.3      Packaging                                                           7

      3.4      International Shipments                                             7

      3.5      Early Arrival                                                       7

4.    PRICE                                                                        7

      4.1      Unit Prices                                                         7

      4.2      Price Reduction                                                     7

      4.3      Price Reduction on Spare Parts and Repairs                          7

5.    PAYMENT                                                                      8


6.    TAXES AND DUTIES                                                             8

7.    CHANGES                                                                      8

      7.1      Product Changes                                                     8

      7.2      GTECH Changes                                                       8

      7.3      Enhancements, Successor Products                                    9

8.    COOPERATION IN THE LOTTERY AND GAMING MARKET                                 9

      8.1      Transfer of Equipment                                               9

      8.2      Non-Compete Clause                                                  9

      8.3      Vendor Outside Requirements                                        10


9.    PRODUCT QUALITY AND RELIABILITY REQUIREMENTS                               10

      9.1      Quality and Reliability Requirements                              10

      9.2      Reliability Plan                                                  10

      9.3      Reliability Test                                                  10

      9.4      Reliability Test Report                                           10

      9.5      Vendor Survey                                                     10

      9.6      Test Equipment and Procedure Correlation                          10

      9.7      Final Test and Inspection Data                                    11

      9.8      Source Inspection                                                 11

      9.9      Receiving Inspection                                              11

      9.10     Field Reliability Reporting                                       11

      9.11     Failure Analysis and Corrective Actions                           12

      9.12     GTECH's Rights with Respect to Non-Conforming Goods               12

      9.13     Failures of consequence                                           12

10.   INSURANCE                                                                  12

      10.1     Vendor Insurance Coverage                                         12

      10.2     General Liability                                                 12

      10.3     Proof of Insurance                                                13

      10.4     First Production Performance Bond                                 13

11.   INDEMNITY                                                                  13

12.   REPAIR SUPPORT                                                             14

      12.1     Repair Orders                                                     14

      12.2     International Repair and Support                                  14

      12.3     Failure Analysis                                                  14

      12.4     Repair Capabilities                                               14

      12.5     Test Equipment                                                    14

      12.6     Qualified Vendor List                                             14

      12.7     Diagnostics                                                       15

      12.8     Documentation                                                     15

13.   TRAINING                                                                   15

      13.1     Initial Training                                                  15

      13.2     Component Level Training                                          15

      13.3     Future Training                                                   15

14.   WARRANTIES                                                                 15

      14.1     Vendor Standards                                                  15

      14.2     Authority                                                         16

      14.3     Title; Infringement                                               16

      14.4     Conformance; Defects                                              16

      14.5     Freight Costs on Warranty Repairs                                 16

      14.6     Freight Charges on Non-Warranty                                   16

      14.7     Warranty Terms                                                    16

15.   TOOLING                                                                    16

16.   FORCE MAEJURE                                                              17

17.   CONFIDENTIALITY                                                            17

18.   PUBLIC ANNOUNCEMENTS                                                       18

19.   NOTICES                                                                    18

20.   ASSIGNMENT                                                                 18

21.   TERM AND TERMINATION                                                       18

      21.1     Term                                                              18

      21.2     Termination by GTECH                                              18

      21.3     Termination by VENDOR                                             19

      21.4     Obligations on Termination                                        19

22.   CONFLICTING PROVISIONS                                                     19

23.   MANUFACTURING RIGHTS                                                       19

24.   MISCELLANEOUS                                                              20

ATTACHMENTS

1 -  Products Specifications                                                     21

2 -  Pricing                                                                     22

3 -  Spare Parts Pricing                                                         23

4 -  Warranty Information                                                        24

5 -  General Packaging Specification                                             25

6 -  Tooling                                                                     26

7 -  Manufacturing Rights                                                        27

                          GTECH OEM PURCHASE AGREEMENT

       THIS AGREEMENT between GTECH CORPORATION, a Delaware corporation, with offices at 55 Technology Way, West Greenwich, RI 02817 ("GTECH") and TransAct Technologies Incorporated a Delaware corporation, with offices at 7 Laser Lane, Wallingford, CT 06492 ("VENDOR") sets out the terms and conditions under which VENDOR will sell the Products and provide the Services described in this Agreement and Attachments to GTECH.

1.       TERMS AND CONDITIONS

         1.1 Products. As used in this Agreement, "Products" means the thermal printer, as well as the VENDOR's recommended spare parts, subassemblies, operating supplies, maintenance kits, and options, if any, produced in accordance with the specifications and any subsequent modifications authorized in accordance with the terms of this Agreement attached hereto as Attachment 1 ("Specifications").

         1.2 Services. As used in this Agreement, "Services" means the ancillary services, if any, to be provided by VENDOR in accordance with the terms of this Agreement including without limitation, those services described in Sections 12 and 13 of this Agreement.

         1.3 OEM Purchases. The Products purchased under this Agreement are intended primarily for resale, rental or lease directly and indirectly to GTECH's customers under trademarks and trade names selected by GTECH for use in conjunction with GTECH systems. Products may also be used by GTECH and its subsidiaries for their internal use.

         1.4 No Minimum Commitment; No Exclusivity. Unless otherwise specified in Attachment 2, there is no minimum quantity of purchases under this Agreement. VENDOR will furnish Products and Services on an as-ordered basis. It is expressly understood and agreed that GTECH is not obligated to purchase any or all of the Products and Services from VENDOR and that GTECH may manufacture competitive Products and Services itself and/or procure competitive products and services from other vendors.

         1.5 Spare Parts. VENDOR shall provide a Recommended Spare Parts List ("RSL") for all Products covered by this Agreement upon receipt of the first production order. The RSL shall include all parts and assemblies necessary to repair and maintain the Products purchased under this Agreement. The RSL shall include a non-binding, best estimate forecast of parts that must be repaired and/or replaced over the first three years of service. A separate RSL shall be supplied for each product model or configuration, identifying all common parts.

             a. Non-Standard Spare Parts. If the Product contains a part not readily available in the marketplace "Non-Standard Spare Parts"), VENDOR shall make such part available to GTECH in accordance with Section 1.5(c).

             b. Emergency Stock. VENDOR shall maintain an adequate supply of spare parts at its facility to support Priority Orders, as described in Section 2.3.

             c. Spare Part Support. VENDOR shall make all spare parts including Non-Standard Spare Parts as described in Section 1.5(a) above, available during the Term of this Agreement and for a period of five (5) years thereafter. In the event VENDOR is unable to fill GTECH's Purchase Orders for spare parts promptly, VENDOR shall make available, at no charge to GTECH, VENDOR's manufacturing drawings and specifications, list of suppliers, and information necessary to purchase and/or manufacture all parts and/or assemblies or subassemblies for the parts that are not available from the VENDOR, and VENDOR shall be liable for the difference between GTECH's cost of manufacture and VENDOR's sales price.

2.       ORDERING

         2.1 Purchase Orders. All purchases under this Agreement will be made under purchase orders ("Purchase Orders") referencing this Agreement issued by GTECH or by any subsidiary or affiliate of GTECH. Purchase Orders will be placed directly with VENDOR and deemed accepted by VENDOR unless rejected in writing by VENDOR specifying the reasons for rejection within fourteen (14) calendar days after receipt of the Purchase Order. VENDOR may reject purchase orders only if a Purchase Order does not comply with the terms and conditions of this Agreement.

         2.2 Lead Time. Unless otherwise agreed, Purchase Orders shall specify a delivery date with the normal lead-time of sixty (60) calendar days ("Lead Time"). If GTECH requests delivery to meet a special requirement, including but not limited to the replacement of Products lost or damaged in shipment, VENDOR will use all commercially reasonable efforts to expedite delivery; including, without limitation, giving GTECH first priority with respect to all Products in stock or on order, provided however, that GTECH shall not pay any additional charges or costs for expediting unless such charges or costs have been accepted in writing by GTECH. In the event that Products ordered within the Lead Time are overdue for delivery to GTECH, VENDOR shall ship replacement Products to GTECH at no cost to GTECH, and any premium airfreight charges shall be prepaid by, and borne by VENDOR.

         2.3 Priority Orders. GTECH Purchase Orders for any and all spare parts identified as "Priority Orders" shall be shipped within twenty-four (24) hours after receipt by VENDOR.

         2.4 Rescheduling. Within 30 calendar days of scheduled delivery date, GTECH may reschedule within the scheduled month. At 31-60 calendar days before scheduled delivery date, an order may be rescheduled up to 30 calendar days later than the scheduled delivery date, or the end of the calendar quarter, whichever is greater. Each order may be rescheduled a maximum of two times, once with each method listed in this section.

         2.5 Cancellation for Convenience. Within 60 calendar days calendar days of scheduled delivery date, no cancellation is permitted. At 61+ calendar days before scheduled delivery date, GTECH may cancel any or all Purchase Orders.

         2.6 Forecast. Any forecast, which may be provided, is a good faith estimate of GTECH's anticipated requirements for the Products for the periods indicated based on current market conditions and does not constitute a commitment to purchase any quantity of Products or Services.

3.       SHIPPING, PACKAGING, AND DELIVERY

         3.1 F.O.B., Title, Risk of Loss. Unless otherwise agreed, delivery of Products will be made F.O.B. VENDOR's dock at 20 Bomax Drive, Ithaca NY 14850. Subject to proper packaging, title and risk of loss shall pass to GTECH upon proper tender of the Products to the carrier. VENDOR will provide proof of delivery upon request and will provide reasonable assistance to GTECH at no charge in any claim GTECH may make against a carrier or insurer for misdelivery, loss or damage to Products after title has passed to GTECH.

         3.2 Shipment. VENDOR will ship Products in accordance with GTECH's instructions as specified in the Purchase Order. In the absence of any other instructions, Products will be shipped by common carrier commercial land freight for delivery in the continental United States and by ocean freight for deliveries elsewhere, insurance and shipping charges collect.

         3.3 Packaging. VENDOR shall affix to the outside of each shipment a list of contents, including serial numbers, to allow for review of contents upon receipt. Products shall be packaged in accordance with GTECH's General Packaging Specifications as specified in Attachment 5.

         3.4 International Shipments. If GTECH specifies delivery for international shipment by GTECH or GTECH's freight forwarder, VENDOR will be responsible for obtaining any necessary U.S. Department of Commerce export licenses, permits or approvals. GTECH will be responsible for any licenses, permits or approvals of the country of import.

         3.5 Early Arrival. GTECH reserves the right to reject Products arriving at GTECH's facilities more than five (5) calendar days before the delivery date specified in the Purchase Order.

4.       PRICE

         4.1 Unit Prices. All pricing will be specified in Attachment 2. All pricing shall remain in effect for the Term of this Agreement and any extensions thereafter.

         4.2 Price Reduction. VENDOR represents that the prices specified in Attachment 2 are the lowest prices charged to any other customer of VENDOR purchasing the same or lesser quantities of Products and/or Services under similar terms and conditions. If at any time or times hereafter, VENDOR offers Products and/or Services to any other customer on more favorable terms, conditions or prices, VENDOR shall, at that time, offer the same terms, conditions and prices to GTECH. If accepted by GTECH, such terms, conditions and/or prices shall apply to all Products and Services purchased by GTECH for the balance of the Term and any extensions thereafter.

         4.3 Price Reductions On Spare Parts And Repairs. In the event of a price reduction on the Products covered under this Agreement, VENDOR agrees to reduce the list price of all spare parts on VENDORs' RSL, and the cost of repairs, by a percentage rate equal to the reduction in the price of the Products. Any and all discounts that are stated in Attachment 2 of this Agreement shall remain in effect, and may be applied to all purchases made hereunder. The price reduction will apply to all Purchase Orders for spare parts and repairs that are scheduled for delivery no less than fifteen (15) calendar days after the effective date of the price reduction.

5.       PAYMENT

         5.1      *

6.       TAXES AND DUTIES

         GTECH will pay as a separate invoiced item only such sales, use, value-added or similar tax listed therein (all other taxes are excluded, including, without limitation, taxes based upon VENDOR's net income), lawfully imposed on the sale of the Products or provision of Services to GTECH. Taxes, duties or like charges imposed on the Products after title has passed to GTECH will be paid by GTECH unless such charges are the result of a trade sanction imposed on VENDOR's Products, as specified in Section 21.2, below. In lieu of taxes, GTECH may furnish to VENDOR a tax exemption certificate. VENDOR agrees to provide reasonable assistance to GTECH, without charge, in any proceeding for the refund or abatement of any taxes GTECH is required to pay under this Section 6.

7.       CHANGES

         7.1 Product Changes. VENDOR shall submit evaluation samples of all Products changes that affect form, fit, function, maintainability, repairability, reliability or appearance at least ninety (90) calendar days before such changes are implemented. VENDOR shall forward (2) copies of all requests to make the changes generally described above to: GTECH CORPORATION, 55 Technology Way, West Greenwich, RI 02817 Attention: Purchasing Agent. GTECH may, at its option, decline to have such changes incorporated into the Products. Proposed changes will not be incorporated into the Products until accepted in writing by GTECH. GTECH shall make best effort to respond in writing to VENDOR within fifteen (15) calendar days of GTECH's receipt of change notification. In no event will GTECH ever be deemed to have accepted any change in the price or delivery schedule without its prior written consent.

         7.2 GTECH Changes. GTECH may request changes in the Products at any time or times during the Term of this Agreement. If such changes in the Products will require changes in the prices and/or delivery schedule, VENDOR must respond promptly with a written change proposal setting forth the changes in prices and/or delivery schedule. Such proposal, when signed by an authorized representative of GTECH, will become part of this Agreement. If VENDOR does not

* Confidential treatment requested
respond with a written change proposal within thirty (30) calendar days after receipt of GTECH's request, such changes will be implemented without any alternation in the price and/or delivery schedule. Such changes are and shall remain the property of GTECH, and VENDOR may not use such changes or disclose them to others without the prior written consent of GTECH.

         7.3 Enhancements, Successor Products. If during the Term of this Agreement, VENDOR offers improvements, options, additional functionality or other enhancements ("Enhancements") to the Products not available at the time this Agreement is signed or other products which substantially replace the Products ("Successor Products"), VENDOR will offer such Enhancements and/or Successor Products to GTECH at prices *. If GTECH elects, in writing, to purchase such Enhancements or Successor Products, the Enhanced Products or Successor Products will be ordered separately from any orders which may be open at that time. No substitutions will be made on open purchase orders with delivery within sixty (60) calendar days lead-time.
  In any event, GTECH may, at its option, elect to continue to purchase Products as originally specified for the Term of this Agreement and any extensions thereafter.

8.       COOPERATION IN LOTTERY AND GAMING MARKET

         8.1 Transfer of Equipment. During the Term of this Agreement and any extensions thereof, GTECH shall have the sole discretion as to whether to submit proposals or bids for the sale, lease or other transfer of the Products to any current or potential customer of GTECH or its affiliates, and as to whether such a proposal or bid shall be submitted by GTECH, by VENDOR or jointly with other parties. During the Term of this Agreement and any extensions thereof, VENDOR shall not without GTECH's prior written consent, supply the Products provided herein to any other person or entity for use in connection with the operation of public or private on-line or in-lane lotteries in the U.S. or abroad.

         8.2 Non-Compete Clause. VENDOR further agrees that during the Term of this Agreement and any extensions thereof, and for the one (1) year period after the expiration or earlier termination but not if VENDOR has terminated this Agreement pursuant to Section 21.3 hereof, VENDOR shall not directly or indirectly, become engaged in, or financially interested in, any on-line or in-lane lottery business which is in competition with the on-line or in-lane lottery business of GTECH, its subsidiaries or affiliates; provided, however, that (a) nothing contained herein shall prevent VENDOR from supplying products or services to competitors of GTECH so long as such products or services do not compete against GTECH's on-line or in-lane lottery business or (b) purposely and knowingly engage in or participate in any effort or act to induce any of the customers, or employees of GTECH or its affiliated companies to take any action, which is in direct conflict with the on-line or in-lane lottery business of GTECH, its subsidiaries or affiliates or (c) GTECH elects to purchase comparable thermal printer products for Altura on-line terminal and no longer purchases Product from VENDOR ; provided further, however, that the limitations of the last sentence of Section 8.1, and of this Section 8.2 ,shall not apply from and after the earlier to occur of (i) GTECH or an

* Confidential treatment requested
affiliated company enters into an agreement with a third party to purchase a new comparable thermal printer that competes with VENDOR's Product, (ii) GTECH or an affiliated company purchases a new comparable thermal printer that competes with VENDOR's Product from a third party, or (iii) GTECH or an affiliated company commences manufacturing (itself or under contract with a third party)a new comparable thermal printer that competes with VENDOR's Product.


         8.3 VENDOR Outside Requirements. VENDOR agrees that it shall advise its distributors outside the U.S. of the covenants and responsibilities set forth in this Agreement.

9.       QUALITY AND RELIABILITY REQUIREMENTS

         9.1 Quality and Reliability Requirements. GTECH requires that the VENDOR have in place at its manufacturing facility, adequate quality and reliability safeguards to ensure that all Products shipped to GTECH meet or exceed all parameters specified in the Product Specification, and that the Product is not subject to any infant mortality.

         9.2 Reliability Plan. The VENDOR will submit to GTECH Quality Assurance ("QA") a reliability test plan for the Products, which will include the VENDOR's reliability requirements based on the Products Specification and test schedule. GTECH QA will review the reliability plan for the Product, provide comments and approve the plan when satisfied that all design requirements will be adequately tested.

         9.3 Reliability Test. The VENDOR will conduct a reliability test on the Products to ensure that the Products meet or exceed all parameters specified in the Product Specification. GTECH may participate and/or monitor the VENDOR's reliability test on the Product at the VENDOR's facility.

         9.4 Reliability Test Report. The VENDOR will submit to GTECH QA a formal reliability test report for the Products based on the results of the Product reliability test. The reliability test report will contain all data necessary to verify and confirm that the Products meet all the design requirements identified in the Product Specification and any resultant design changes and corrective action to resolve any test failures. GTECH QA must approve the VENDOR's reliability test report before the VENDOR can be approved to ship Products to GTECH.

         9.5 Vendor Survey. The VENDOR will allow GTECH to perform a vendor survey at the VENDOR'S facility. This survey will include, but is not limited to, an audit of the manufacturing process, reviewing the yields at each inspection and test point in the manufacturing process, review of the on-going reliability test data, Product design changes, corrective action, and field reliability performance and repair data.

         9.6 Test Equipment and Procedure Correlation. The test equipment and procedures used in the VENDOR's final inspection and test, will correlate with the test equipment and procedures used by GTECH. If correlation is not achieved within 30 calendar days prior to the first production shipment, the VENDOR agrees to obtain additional test equipment and/or develop procedures that are capable of correlation. Said test equipment and procedures will be mutually agreed upon by both the VENDOR and GTECH Purchasing, QA and Test Engineering.

         9.7 Final Test and Inspection Data. The VENDOR will provide GTECH with inspection and/or test data based on the mutually agreed upon test equipment and procedures with each lot of Products delivered to GTECH. The VENDOR will make final test and inspection data (yield information), on-going reliability test data, field reliability performance data, and repair data available at the request of GTECH throughout the life of the Products.

         9.8 Source Inspection. The VENDOR will allow GTECH (or its representatives) to perform source inspection at their facility, using mutually agreed upon test equipment and procedures. It is GTECH's plan to source inspect the initial lots of Products scheduled for shipment from VENDOR's manufacturing facility to GTECH production or field sites. To do this in a timely fashion, the VENDOR will notify GTECH (or its representative) that source inspection is available at least one week prior to the requested source inspection date. Source inspection activity will continue, at the discretion of GTECH QA.

         9.9 Receiving Inspection. GTECH plans to conduct receiving inspection and test on all OEM components. GTECH will 100% inspect and test the first seven
(7) consecutive lots of VENDOR Products for visual, mechanical, electrical and other types of compliance as specified. After the initial seven (7) lots have been qualified, GTECH plans to conduct receiving inspection using MIL-STD-105E, General Inspection Level I, with an AQL of 1.0 for normal sampling inspection. If Product performance fails to meet this level of compliance at receiving inspection, GTECH may (a) recover all costs associated with continued unacceptable quality by taking a credit against the purchase price of the Products or (b) allow VENDOR the option of providing timely resources on-site at GTECH to correct the unacceptable quality condition. These costs are typically related to sorting, testing, packaging, handling, freight and source inspection expenses in support of receiving and in-process inspection and test.

         9.10 Field Reliability Reporting. The VENDOR agrees to supply GTECH QA with field reliability performance data for the Products purchased by GTECH. The field reliability data is to be structured in the following manner (or equivalent) and made available on electronic mail:

                       VENDOR FAILURE ANALYSIS SPREADSHEET

 PRODUCT    DATE    RETURN     RETURN       INITIAL      DATE         REPAIR                      CORRECTIVE    RMA   SHIP
 SER. NO.  RECV'D   SOURCE     REASON       FINDINGS   ANALYZED      PERFORMED     ROOT CAUSE    ACTION TAKEN   NO.   DATE
 --------------------------------------------------------------------------------------------------------------------------








         9.11 Failure Analysis and Corrective Actions. The VENDOR agrees to supply, within 15 calendar days, written notice of non-conformance, written failure analysis and corrective actions for any in warranty devices failing to meet any and all form, fit, function, quality or reliability requirements called out in the Products Specification.

         9.12 GTECH's Rights with Respect to Non-Conforming Goods. The testing procedures available to GTECH are discretionary and not mandatory. In the event GTECH chooses not to perform any or some portion of such testing, or such testing would not reasonably reveal a non-conformance in the Products, GTECH reserves its right under the Uniform Commercial Code to reject any shipment of Products and to purchase similar Products and be immediately reimbursed by the VENDOR for the difference between the cost of such Products and the VENDOR's Products.

         9.13 Failures of consequence. If GTECH's customers world-wide experience excessively high failure rates (> or equal to 20% annualized) during the warranty period in any given jurisdiction that is determined by both parties to be VENDOR's responsibility, GTECH may recover all costs associated with this unacceptable Product performance by taking credit against the purchase price of the Product or VENDOR can, at its discretion assume all costs directly by providing required support services to repair, upgrade or replace defective Product in a timely manner to GTECH satisfaction. These additional costs are typically related to screening, sorting, testing, packaging, handling by a third party and airfreight to expedite any of these activities.

10.      INSURANCE

         10.1 Vendor Insurance Coverage. VENDOR shall purchase and maintain throughout the life of this Agreement, such insurance as will protect it and GTECH from claims set forth below which may arise out of or result from the VENDOR's operations under this Agreement whether such operations be by it or by any subcontractor or by anyone for whose acts any of them may be liable. VENDOR shall cause GTECH to be additional insured under all coverages except Workers' Compensation. Appropriate endorsements will be attached to state that the VENDOR's policy will be primary to any other policies that may be in effect.

         10.2 General Liability. Policy will provide a minimum of $2,000,000 per occurrence for Products and Completed Operations.

         10.3 Proof of Insurance. Evidence of said insurance will be in the form of a certificate of insurance and will be provided within ten (10) calendar days from the date of this Agreement. Notification to GTECH will occur within thirty
(30) calendar days of any cancellation or material change in coverage. In the event of a failure to furnish such proof or the cancellation or material change of such insurance, without prejudice to any other remedy GTECH may have, GTECH may terminate this Agreement, or at its option, charge the cost of required insurance to the VENDOR. Coverage will be in effect with insurance carriers licensed to do business in any state that the VENDOR will perform its services and will be rated no less than A by the AM Best Company. All Certificates of Insurance are to be forwarded to: GTECH Corporation, 55 Technology Way, West Greenwich, RI 02817. ATTN: Risk Management Department.

         10.4     *

11.      INDEMNITY

         In addition to, and not in limitation of, any other indemnifications, warranties and covenants set forth herein, VENDOR hereby agrees to indemnify and hold GTECH harmless with respect to any and all costs, expenses and liability, including without limitation reasonable attorney's fees, arising out of any claim or action based on a failure of the Products or Services to meet the specifications set forth herein, or the failure of the VENDOR to meet any of its obligations hereunder.

         VENDOR shall defend, indemnify and hold GTECH, its subsidiaries, affiliates, distributors and customers harmless from any and all costs, expenses and liability, including reasonable attorney's fees, arising out of any claim or action based on actual or alleged infringement by the Products or any patent, copyright, trade secret or other proprietary interest related to such Products. GTECH shall give VENDOR prompt written notice of any claim or action and shall provide reasonable assistance, at VENDOR'S expense, in defending any such claim or action. If an injunction is issued which prohibits the use or sale of the Products by reason of any matter covered by this Section 10, then VENDOR shall, at its expense, either: (a) procure for GTECH, its subsidiaries, affiliates, distributors and customers the right to continue using the Products; (b) modify the Products so they become non-infringing; (c) substitute equivalent non-infringing products; or, (d) if neither (a) through (c) are reasonably available, GTECH may return the Products to VENDOR and VENDOR will refund the purchase price to GTECH less depreciation based upon the straight line method and a product life of five (5) years.

         Notwithstanding the foregoing, VENDOR shall have no liability to GTECH for actual or claimed infringement arising out of: (a) compliance with detail designs, plans or specifications furnished by GTECH unless such infringement would arise independent of such designs, plans or specifications; (b) use of the Products in combination with other equipment or software not reasonably contemplated by VENDOR; or, (c) use of the Products in any process not reasonably

* Confidential treatment requested
contemplated by VENDOR. VENDOR acknowledges that the Specifications in Attachment 1 is not a "specification" which excuses or releases VENDOR from performing its indemnity and other obligations hereunder.

12.      REPAIR SUPPORT

         12.1 Repair Orders. In addition to VENDOR's obligations under Section 14, VENDOR agrees to repair all `in warranty' and `out of warranty' failures within * from the receipt of the Products, or else replace such Products with new Products that shall conform to the Specifications.

         12.2 International Repair and Support. VENDOR will identify or establish international repair locations as required by GTECH and within ninety calendar days of written notice by GTECH of new jurisdictional requirements to support the repair of Products and subassemblies. In the event that those international facilities are not wholly owned subsidiaries of the VENDOR, then VENDOR shall procure for GTECH the right to have repairs on the Products performed at the international locations whether the failure occurs within the warranty period as specified in Section 14 or otherwise. If VENDOR fails to comply with this section 12.2, *.

         12.3 Failure Analysis. VENDOR shall provide a failure analysis on Products that are returned for repair under warranty. On serialized Products, repair data shall be provided for each serialized unit returned. VENDOR shall provide general failure data on out of warranty returns.

         12.4 Repair Capabilities. GTECH reserves the right to repair any of the assemblies, subassemblies, or other items comprising the Products purchased under this Agreement. VENDOR will supply GTECH with the necessary support to repair the Products, including the information listed under Sections 12.3, 12.5, 12.6, 12.7 and 12.8.

         12.5 Test Equipment. VENDOR shall make available to GTECH, upon written request by GTECH, any test procedures, special tools, jigs, fixtures, diagnostics, programs, test equipment or supplies necessary to repair the unit, any of the assemblies, subassemblies, piece parts, components, or other items comprising the Products purchased under this Agreement to component level. GTECH agrees to pay reasonable costs to VENDOR for hardware test equipment only. Other items such as procedures, schematics diagnostics, programs etc. will be made available at no charge.

         12.6 Qualified Vendor List. Upon production release, VENDOR shall supply GTECH with a qualified vendor list (QVL) for all components used in the Products purchased under this Agreement. This QVL shall include the component manufacturers and vendors along with the corresponding part numbers for all components used in the Product, any of the assemblies, subassemblies, piece parts, components, or other items comprising the Products purchased under this Agreement. Updates to this list shall be forwarded to GTECH CORPORATION, 55

* Confidential treatment requested

Technology Way, West Greenwich, RI 02817 Attention: Procurement Agent Responsible for this Commodity.

         12.7 Diagnostics. VENDOR shall provide to GTECH its diagnostics, test programs and test routines, necessary to repair to component level, the unit, any of the assemblies, subassemblies, piece parts, components, or other items comprising the Products purchased under this Agreement.

         12.8 Documentation. In consideration of the purchase of Products under this Agreement, and at no additional cost, VENDOR hereby grants onto GTECH the unlimited right to use, reprint, and distribute VENDOR's Product manuals and documentation ("Documentation"), including but not limited to user's manuals, schematics, maintenance, theory of operation and troubleshooting guides, and any other Documentation that VENDOR shall make available during the Term of this Agreement. Upon request, VENDOR shall provide camera-ready copies of the Documentation to GTECH at no additional charge. GTECH agrees to display copyright notices in accordance with VENDOR's reasonable written instructions.

13.      TRAINING

         13.1 Initial Training. VENDOR agrees to provide, at no charge to GTECH, three (3) training classes with up to twelve (12) students per class at a GTECH-designated site during the term of this Agreement. Pursuant to the above, GTECH shall: (1) reimburse VENDOR for instructor's reasonable transportation and living expenses and, (2) provide equipment (or reimburse VENDOR for equipment transportation) as required to support training classes. VENDOR shall provide the instructor and instructional materials for the above referenced classes. Training classes may be video taped for future use by GTECH.

         13.2 Component Level Training. VENDOR shall provide at no charge to GTECH, such training necessary to enable GTECH to repair to a component level (i.e. resistor, capacitor, integrated circuit) the unit, any of the assemblies, subassemblies, or other items comprising the Products purchased under this Agreement. A minimum of one (1) of the training classes described in Section
13.1 shall consist of Component Level Training.

         13.3 Future Training. GTECH may schedule a maximum of three (3) students per quarter in VENDOR's regularly scheduled class, at VENDOR's location, during the Term of this Agreement. If no regularly scheduled classes are conducted, then GTECH may request VENDOR to conduct one (1) class per year in which GTECH may schedule a maximum of six (6) students.

14.      WARRANTIES

          14.1 VENDOR Standards. VENDOR represents and warrants that all Products delivered to GTECH under this Agreement will comply with applicable U.L, CSA, CE, TUV and VDE standards and will comply with the applicable FCC rules for the type of Products involved, including type acceptance or certification where required. VENDOR will obtain and maintain at its own expense all applicable listings, certifications and approvals in VENDOR's name. VENDOR will provide all necessary information and assistance to GTECH with respect to listings, certifications and approvals that are required to be in GTECH's name.

         14.2 Authority. VENDOR warrants that: (a) it has the right to enter into this Agreement; (b) all necessary actions, corporate and otherwise, have been taken to authorize the execution and delivery of this Agreement and the same is the valid and binding obligation of VENDOR; (c) all licenses, consents and approvals necessary to carry out all of the transactions contemplated in this Agreement have been obtained by VENDOR; and (d) VENDOR'S performance of this Agreement will not violate the terms of any license contract, note or other obligation to which VENDOR is a party.

         14.3 Title; Infringement. VENDOR warrants that: (a) it has and shall pass to GTECH good title to the Products free and clear of all liens and encumbrances; (b) the Products do not infringe any patent, trademark or copyright or otherwise violate the rights of any third party; (c) no claim or action is pending or threatened against VENDOR or, to VENDOR's knowledge, against any licenser or supplier of VENDOR that would adversely affect the right of GTECH or any customer of GTECH to use the Products for their intended use.

         14.4 Conformance; Defects. Unless otherwise specified in Attachment 1, VENDOR warrants that the Products will: (a) be new; (b) conform to the Specification; (c) be free from defects in materials and workmanship for a period of twenty-seven (27) months from shipment to GTECH. Upon written notice from GTECH of a Product or part that fails to meet the foregoing warranty, VENDOR will promptly repair or replace such Products within five (5) calendar days of receipt by VENDOR of the failed or non-conforming Products or spare parts.

         14.5 Freight Costs on Repairs. All Products returned to VENDOR for repair under warranty shall be shipped to VENDOR by standard ground service, *.

         14.6 Freight Charges on Non-Warranty Repairs. Freight charges directly associated with the repair of non-warranty products and/or spare parts shall be borne by GTECH.

         14.7 Warranty Terms. VENDOR shall detail all pertinent information upon production release in Attachment 4.

15. TOOLING

         15.1 Any tooling purchased by GTECH for the manufacture of the Products ("Tooling"), whether kept at GTECH's, VENDOR's or VENDOR's vendor's premises shall remain the property of GTECH for GTECH's exclusive use. The Tooling purchased by GTECH and used by VENDOR in the manufacture of the Products shall be stored and maintained by VENDOR but may be removed from the VENDOR's location at any time by GTECH, without notice, and at no additional

* Confidential treatment requested
cost to GTECH. VENDOR shall take such steps to protect GTECH's title to the Tooling as GTECH may reasonably request. At a minimum, VENDOR shall cause a sign to be affixed to such tooling stating "Property of GTECH Corporation". VENDOR will immediately notify GTECH of any change in the location of the tooling.

16.      FORCE MAJEURE

         For the purposes of this Agreement, a "Force Majeure" shall mean an event or effect that cannot be reasonably anticipated or controlled, including but not limited to an action of the elements, or any other cause which, by the exercise of reasonable diligence, said Party is unable to prevent. Neither GTECH nor VENDOR shall be liable to the other for any delay in or failure of performance under this Agreement due to a "Force Majeure" occurrence provided that the Party claiming Force Majeure notifies the other in writing within five
(5) calendar days of the commencement of the codition preventing its performance and its intent to rely theron to extend the time for its performance of this Agreement.

17.      CONFIDENTIALITY

         VENDOR acknowledges and agrees that all documents, data, software or information in any form which are provided by GTECH (hereinafter "Confidential Information") is the property of GTECH. VENDOR will receive and maintain all Confidential Information in the strictest confidence and, except as provided herein, shall not use Confidential Information for its own benefit or disclose it or otherwise make it available to third parties without the prior written consent of GTECH. VENDOR agrees to limit the use of Confidential Information to only those of its employees who need the Confidential Information for the purpose of this Agreement and to advise all of its employees of GTECH's rights in the Confidential Information. Nothing in this Agreement shall be construed as granting or conferring any rights by license or otherwise in any Confidential Information, trademarks, patents or copyrights of GTECH, except for the limited purposes of VENDOR's performance hereunder. Confidential Information does not include information which is: (a) in the public domain; (b) already known to the Party to whom it is disclosed (hereinafter "Recipient") at the time of such disclosure; (c) subsequently received by Recipient in good faith from a third party having prior right to make such subsequent disclosure; (d) independently developed by Recipient without use of the information disclosed pursuant to this Agreement; or (e) approved in writing for unrestricted release or unrestricted disclosure by the Party owning or disclosing the information (hereinafter "Discloser"). In the event either VENDOR is required or legally compelled to disclose any of the Confidential Information as a result f a legal process or pursuant to governmental action, the VENDOR shall give prompt written notice to GTECH so that GTECH may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. At the request of a Discloser, and in any event upon the expiration or other termination of this Agreement, each Recipient shall promptly deliver to Discloser all products, components and equipment provided by Discloser as well as all records or other things in any media containing or embodying Discloser's Confidential Information within its possession or control which were delivered or made available to each Recipient during or in connection with this Agreement, including any copies thereof.

18.      PUBLIC ANNOUNCEMENTS

         VENDOR agrees not to make any public announcements regarding this Agreement or to disclose any of the terms and conditions hereof to any third party without prior written consent of GTECH.

19.      NOTICES

         All notices required or contemplated by this Agreement shall be deemed effective if written and delivered in person or if sent by registered mail, return receipt requested, to GTECH at the address shown above to the attention of GTECH's Representative or to VENDOR at the address shown above to the attention of VENDOR's Representative; or such other persons or addresses as may hereafter be designated by the respective Parties. A copy of all Notices sent to GTECH shall be addressed to the Office of General Counsel at the address shown above.

20.      ASSIGNMENT

         This Agreement and the disclosure of Confidential Information hereunder are made in reliance upon VENDOR's reputation, skill and expertise. VENDOR agrees not to assign this Agreement or any right or obligation hereunder without the prior written consent of GTECH in each instance. Any attempted assignment shall be void. This covenant not to assign without consent shall include assignments to parents or subsidiaries of VENDOR or any transfer of a majority interest in VENDOR. The consent by GTECH to any assignment shall not constitute a waiver of the need for consents for any further assignments. GTECH may not unreasonably withhold consent to an assignment, and shall restrict its basis for withholding consent to the proposed assignee's status as a competitor to GTECH, an entity of inferior financial status to VENDOR or an entity whose business practices are such that the likelihood of breach is increased.

         GTECH may assign its rights and/or obligations hereunder, in whole or in part, to any parent or subsidiary corporation, or any affiliate, without the consent of, but upon notice to, VENDOR.

21.      TERM AND TERMINATION

         21.1 Term. This Agreement will commence on the 28th day of June 2002 ("Effective Date"), and shall continue for five (5) years ("Term") unless terminated earlier as provided in this Agreement. Unless either Party notifies the other in writing at least ninety (90) calendar days before the end of the Term of its intent to terminate this Agreement at the end of the Term, this Agreement will be extended automatically and will continue in effect without any volume commitment until terminated by either Party on ninety (90) calendar days prior written notice. Unless otherwise agreed in writing, the prices for the Products during any such extension shall be the same prices in effect at the end of the Term.

         21.2 Termination by GTECH. GTECH may terminate this Agreement at any time if (a)

*; (b) VENDOR, or VENDOR's parent or a wholly owned subsidiary of VENDOR, is the subject of trade sanctions by the United States government, or any other government, or quasi-governmental agency which materially affects GTECH's ability to sell, lease, or maintain the Product; (c) VENDOR attempts to assign this Agreement or any obligation hereunder without GTECH's consent; (d) any assignment is made of VENDOR's business for the benefit of creditors, or if a petition in bankruptcy is filed by or against VENDOR and is not dismissed within ninety (90) calendar days, or if a receiver or similar officer is appointed to take charge of all or part of VENDOR's property, or if VENDOR is adjudicated a bankrupt; or (e) the Products are infringing and the VENDOR is unable to procure a right for GTECH to continue to use the Products as set forth in Section 11 hereof.

         21.3 Termination by VENDOR. VENDOR may terminate this Agreement if: (a) GTECH fails to perform any of its obligations hereunder and such condition has not been cured within thirty (30) calendar days of written notice thereof by VENDOR; provided that, VENDOR may not terminate this Agreement for reason of non-payment by GTECH of any disputed amounts, or (b) if any assignment is made of GTECH's business for the benefit of creditors; or, (c) if a petition in bankruptcy is filed by or against GTECH and is not dismissed within ninety (90) calendar days, or if a receiver or similar officer is appointed to take charge of all or part of GTECH's property, or if GTECH is adjudicated a bankrupt.

         21.4 Obligations of Termination. Upon expiration or termination ofthis Agreement for any reason, VENDOR shall promptly deliver to GTECH all tools, equipment, software documentation and other materials furnished to VENDOR by GTECH hereunder. VENDOR's obligations under Sections 2, 8, 9, 10, 11, 12, 14, 17, 18, 20, 21 and 24 hereof shall survive expiration or earlier termination of this Agreement or its extensions regardless of the manner of termination.

22.      CONFLICTING PROVISIONS

         In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any Purchase Order, typewritten terms added by GTECH on a Purchase Order shall control the terms and conditions of this Agreement, and the terms and conditions of this Agreement shall control the printed terms and conditions on any Purchase Order. Typewritten terms added by GTECH on any individual purchase order shall apply only to the Products and/or Service ordered under such individual Purchase Order. The terms and conditions of this Agreement and, if applicable, the typewritten terms and conditions added by GTECH on any Purchase Order shall prevail over any inconsistent terms and conditions contained in any VENDOR acknowledgment or invoice.

         Notwithstanding any permitted assignment, VENDOR shall remain responsible for the full performance of all of the terms and conditions of this Agreement.

23.      MANUFACTURING RIGHTS     Attachment 7 will govern Manufacturing Rights.

* Confidential treatment requested

24.      MISCELLANEOUS

         This Agreement and Attachments and Purchase Orders issued and accepted hereunder set forth the entire understanding of the Parties with respect to the Products and merges all prior written and oral communications relating thereto. It can be modified or amended only in a writing signed by a duly authorized representative of each Party. Section headings are provided for the convenience of reference only and shall not be construed otherwise.

         No failure to exercise, or delay in exercising, on the part of either Party, any right, power or privilege hereunder shall operate as a waiver thereof, or will any single or partial exercise of any right, power or privilege hereunder preclude the further exercise of the same right or the exercise of any other right hereunder.

         This Agreement is made pursuant to and shall be governed by the laws of the State of Rhode Island, without regard to its rules regarding conflict of laws. The Parties agree that the courts of the State of Rhode Island, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement.

         IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT ON THE DATES MENTIONED BELOW.

VENDOR                                                               GTECH CORPORATION
By       /s/ Bart C. Shuldman                                        By     /s/ William Middlebrook
   -------------------------------------------                         --------------------------------------------
Print    Bart C. Shuldman                                            Print  William Middlebrook
     -----------------------------------------                            -----------------------------------------
Title    Chairman, President and CEO                                 Title  Vice President Technology  Operations
     -----------------------------------------                            -----------------------------------------
Date     July 2, 2002                                                Date   July 2, 2002
    ------------------------------------------                           ------------------------------------------

By                                                                   By
  --------------------------------------------                         --------------------------------------------
Print                                                                Print
     -----------------------------------------                            -----------------------------------------
Title                                                                Title
     -----------------------------------------                            -----------------------------------------
Date                                                                 Date
     -----------------------------------------                           ------------------------------------------

                                  Attachment 1



                              Product Specification
                            Thermal Printer GLP305/SA



                                53-0133-00 rev B

                                  Attachment 2

                                     Pricing



                        Unit Price for any quantity is $*


* Confidential treatment requested

                                  Attachment 3

                               Spare Parts Pricing



VENDOR will provide GTECH with a complete spare parts list with prices within six (6) months of first production shipment. *.


   * Confidential treatment requested

                                  Attachment 4

                              Warranty information

                          ASSY THRM PTR GLP305SA RS232/RS485

VENDOR will provide GTECH with a flat rate price quotation for out of warranty printer repairs upon request, no earlier than six (6) months after first production shipments. The price for flat rate repair will not exceed $* per printer regardless of repair action.


      GTECH Part Number               GLP305SA
      -----------------               --------
      GTECH Part description
      Vendor Part Number              GLP305SA

      Manufacturer                    TransAct Technologies

      Vendor Address                  20 Bomax Drive
                                      Ithaca, NY  14850

      Vendor repair location(s)       TransAct Technologies
                                      20 Bomax Drive
                                      Ithaca, NY  14850

      RMA Contact Person              Name - David Heiden
                                      Tel -607-257-8901
                                      Fax - 607-257- 3911
                                      Email dheiden@transact-tech

      Manufacturer's Part Number      GLP305SA

      Warranty                        27 months from date of shipment
                                      from Transact

      How to read manufacturer date   On serial number plate, a letter
      code                            followed two numbers.  Letters
                                      A-L correspond to the months of the year
                                      (A = January, B= February etc.) numerals
                                      are for the year (02 = 2002, 03 = 2003
                                      etc.). Warranty status is determined by
                                      serial number.

      Out of Warranty repair cost     To be quoted by VENDOR as noted
                                      above

      Turn-around time for repair     Twenty (20) calendar days from
                                      receipt of Product

      Procedure for requesting an     Call, email or fax RMA request to
      RMA and returning the material  Ithaca Tech Support.  GTECH
      for repair or replacement       contact should be prepared with
                                      printer serial number and an
                                      explanation of the problem.


 * Confidential treatment requested

                                  Attachment 5

                        General Packaging Specifications


The shipping container shall be designed to meet GTECH packaging specification 96-0321-01

                                  Attachment 6

                                     Tooling


                   There is no GTECH owned tooling in this Product.

                                  Attachment 7

                              Manufacturing Rights

1. Manufacturing Documentation Package. * of placement of GTECH's first Purchase Order for production volume of Products, VENDOR agrees to deliver to GTECH, or to a mutually agreed upon escrow agent, all of the documentation and other information used by VENDOR and required to manufacture, test, maintain and support the Products (herein, the "Manufacturing Package") including, without limitation, the full and complete schematic diagrams, assembly drawings, structured Bills of Materials, printed circuit board artwork, parts and vendor lists, test specifications, assembly aids and software in both machine readable source and object forms. As a part of the Manufacturing Package, VENDOR also agrees to provide unrestricted access to and joint control of vendor toolings, agency approval files (FCC, UL, CSA, VDE, etc.), a complete description of any special tools, fixtures and test equipment that are required but are not readily available in the marketplace. Neither GTECH nor escrow agent will have any right to use the "Manufacturing Package" except as set forth in Section 3 below or as otherwise authorized by VENDOR.

2. Updates; Verification; Expenses. VENDOR agrees to update the "Manufacturing Package" as necessary to keep the package current with the latest version of the Products delivered to GTECH under this Agreement. If the "Manufacturing Package" is delivered to any person or entity other than GTECH, GTECH shall have the right to inspect the package to verify the contents of the "Manufacturing Package" and VENDOR's compliance with this Section. VENDOR will pay all costs and expenses of any kind associated with the preparation and maintenance of the "Manufacturing Package", as well as any fees of any person other than GTECH holding the "Manufacturing Package".

3. Right to Manufacture. If any one or more of the following events occurs, GTECH shall have the right, including the rights under any of the VENDOR's applicable patents and copyrights, to use the "Manufacturing Package" to manufacture or have manufactured the Products. When triggered by events under sections e.) or f.) below, GTECH shall have the right, including the rights under any of the VENDOR's applicable patents and copyrights, to use the "Manufacturing Package" to manufacture or have manufactured the Products for a period not to exceed one year from the occurrence of the triggering event.

      a.) VENDOR ceases doing business as an entity or is finally adjudicated a bankrupt under Chapter 7 of the Bankruptcy Act or any similar or successor provision for the liquidation or dissolution of VENDOR;

      b.) A petition in bankruptcy is filed by or against VENDOR and is not dismissed within ninety (90) calendar days thereafter or if a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or a substantial part of VENDOR's property;

      c.) If GTECH has a commercially reasonable and documented basis for believing that

      * Confidential treatment requested

            VENDOR has become unable to materially perform the material provisions of this Agreement and VENDOR fails to provide GTECH commercially reasonable assurances of future performance * of GTECH's request for such assurances (which request will specify the assurances required);

      d.) VENDOR assigns this Agreement in violation of Section 20 of this Agreement; or

      e.) VENDOR has materially breached any material provision of this Agreement and failed to cure such breach * after receiving written notice of such breach from GTECH.

      f.) VENDOR has materially failed to fulfill its delivery obligations, including but not limited to, repeated late deliveries. GTECH will notify VENDOR in writing that GTECH intends to exercize this clause. GTECH shall not have the right to manufacture pursuant to this clause if VENDOR, during * after receipt of notification, takes commercially reasonable steps to correct the recurrence of delivery problems to the reasonable satisfaction of GTECH.

Except as provided in this Section or as otherwise authorized by VENDOR, neither GTECH nor the escrow agent shall have any right to use the "Manufacturing Package" for any purpose and this Attachment 7 shall not be construed as a transfer or assignment of VENDOR's intellectual property rights, except as specifically necessary for the manufacture and sale of the Products under this Agreement.


* Confidential treatment requested